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                                EXHIBIT 99.1
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                      ENGINEERED SUPPORT SYSTEMS, INC.
                           2004 STOCK OPTION PLAN


                        ARTICLE I. GENERAL PROVISIONS

         Section 1. Purpose of Plan. The purpose of the Engineered Support Systems, Inc. 2004 Stock Option Plan (the "Plan") is to enhance the profitability and value of Engineered Support Systems, Inc. (the "Company") and its shareholders by strengthening the Company's ability to attract, retain and motivate officers, other key employees and consultants of the Company who make important contributions to the success of the Company.

         Section 2. Definitions of Terms as Used in the Plan.

         (a) "Affiliate" means any subsidiary or parent of the Company.

         (b) "Award" means a Stock Option granted under Article II.

         (c) "Plan Administrator" means the Compensation Committee of the Board of Directors of the Company.

         (d) "Consultant" means any natural person who has a written agreement with the Company or any Affiliate to provide consulting services.

         (e) "Stock" means the $.01 par value common stock of Engineered Support Systems, Inc.

         Section 3. Authorization and Reservation. There shall be established a reserve of 350,000 shares of authorized and unissued Stock and/or treasury shares which shall be the total number of shares of Stock that may be issued pursuant to Awards. Upon the cancellation or expiration of an Award, all shares of Stock not issued thereunder shall become available for the granting of additional Awards.

         Notwithstanding the above, the maximum number of shares subject to stock options under this Plan that may be awarded in any calendar year to any individual shall not exceed 350,000 shares, as adjusted in accordance with Section 6 of Article VI.

         Section 4. Administration of the Plan. The Compensation Committee shall administer the Plan. Subject to the terms of the Plan, the Plan Administrator shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts the Plan Administrator believes reasonable and proper, including the power to delegate responsibility to others to assist in administering the Plan.

         Section 5. Participation in the Plan. Any officer, employee or consultant of the Company shall be eligible to participate in the Plan.

                          ARTICLE II. STOCK OPTIONS

         Section 1. Description. All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.


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         Section 2. Terms and Conditions.

         (a) Each stock option shall be set forth in a written Notice containing such terms and conditions as the Plan Administrator may determine, subject to the provisions of the Plan.

         (b) The purchase price of any shares exercised under any stock option must be paid in full upon such exercise. The payment shall be made in such form, which may be in cash or Stock, as the Plan Administrator may determine.

         (c) No stock option may be exercised after the expiration of five
(5) years from the date such option is granted unless such term is extended by the Plan Administrator as evidenced in writing.

         (d) The option price of shares subject to any stock option shall be the closing price of the Stock on the date that the stock option is granted. If the stock option is granted on a day that is not a trading day, the option price shall be the closing price of the Stock on the immediately preceding trading day. Stock options may not be repriced at any time.

                      ARTICLE III. FORFEITURE OF AWARDS

         (a) The recipient of an Award, in the case of an employee of the Company or any Affiliate, shall forfeit all amounts due or rights not exercised upon the occurrence of any of the following events:

                   (i) the recipient is discharged for cause;

                  (ii) the recipient voluntarily terminates his employment;

                  (iii) the recipient engages in competition with the Company or any Affiliate; or,

                  (iv) the recipient engages in any activity or conduct contrary to the best interest of the Company or Affiliate.

         (b) The recipient of an Award, in the case of a Consultant, shall forfeit all options not exercised upon the cessation of the provision of services to the Company by the Consultant.

         (c) The Plan Administrator may include in any Award any additional or different conditions of forfeiture it may deem appropriate. The Plan Administrator may also, after taking into account the relevant circumstances, waive any condition of forfeiture stated above or in the Award.

         (d) In the event of forfeiture, the recipient shall lose all rights in and to the Award. This provision, however, shall not be invoked to force any recipient to return any Stock already received or due under an Award at the time of the event of forfeiture.

         (e) Such determinations as may be necessary for application of this section, including any grant of authority to others to make determinations under this section, shall be at the sole discretion of the Plan
Administrator and his determinations shall be conclusive.

                        ARTICLE IV. DEATH OF OPTIONEE

         Section 1. Death of Optionee. Upon the death of an Award recipient, a stock option, to the extent exercisable on the date of his death, may be exercised at any time within six (6) months after the recipient's


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death, but in no event after the expiration of the term of the option, by the recipient's beneficiary. From time to time, in a form acceptable to the Plan Administrator, the recipient may designate any person or persons, including a trust (concurrently, contingently or successively) to whom the Award shall be transferred in the event that the recipient dies before exercising the option. A beneficiary designation form shall be effective only when the form is signed by the recipient and filed in writing with the Plan Administrator while the recipient is alive, and shall cancel all beneficiary designation forms that the recipient previously signed and filed. If the recipient does not designate a beneficiary, the beneficiary shall be the surviving spouse of the recipient, and if the recipient has no spouse surviving, by the personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution applicable to the recipient.

             ARTICLE V. EXERCISE OF OPTION AND ISSUANCE OF STOCK

         Section 1. Exercise of Option. The holder of an Award shall exercise their right to acquire the Stock pursuant to the Award by written notice to the Secretary of the Company at 201 Evans Lane, St. Louis, Missouri 63121. Written notice shall set forth the number of shares for which the exercise is applicable together with a check for the purchase price of the Stock. If the holder of the Award exercises his option for less than the total number of shares awarded, he will execute such documents as required by the Corporate Secretary for the remaining number of shares subject to the Award.

                   ARTICLE VI. OTHER GOVERNING PROVISIONS

         Section 1. Transferability. No Award shall be transferable other than at death as set out in Article IV, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him.

         Section 2. Rights as a Shareholder. A recipient of an Award shall have no rights as a shareholder with respect to any options or shares which may be issued in connection with the Award until the issuance of a stock certificate for such shares, and no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such stock certificate.

         Section 3. General Conditions of Awards. No employee or other person shall have any right with respect to the Plan, or in the shares reserved pursuant to the Plan, or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

         Section 4. Limitation as to Service. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an eligible participant has a right to continue as an employee or consultant for any period of time or at any particular rate of compensation.

         Section 5. Acceleration. The Plan Administrator may in its sole discretion accelerate the date of exercise of any Award.

         Section 6. Adjustments. Upon any Stock split, Stock dividend, combination or reclassification of shares of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, appropriate adjustments shall be made to the shares reserved under Article I of the Plan and the terms of the outstanding Awards.


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         Section 7. Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

         Section 8. No Warranty of Tax Effect. Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Awards.

         Section 9. Amendment of Plan. The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that (1) no amendment, suspension or termination may apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent; and, (2) any increase in the number of shares that may be issued under the Plan, or any material increase in benefits under the Plan must be approved by shareholders.

         Section 10. Construction of Plan. The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri.

                    ARTICLE VII. EFFECTIVE DATE AND TERM

         This Plan shall be effective upon approval by the shareholders of the Company. The Plan shall continue until October 31, 2009 unless sooner terminated or extended by the Board of Directors. Any balances in the share reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company's obligations under outstanding Awards and to conclude the administration.